Exhibit 99.1

7 Village Circle, Suite 100
Westlake, Texas 76262

Press Release
Investor Relations/Media Contact:
Faith Pomeroy-Ward: 817-837-1208

MiddleBrook Pharmaceuticals Reduces Field Sales Force and Corporate Staff, Receives Notice
from Nasdaq Regarding Minimum Bid Price Requirement
WESTLAKE, Texas (Dec. 3, 2009) — MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced a reduction of its field sales force and corporate staff. Effective December 4, 2009, MiddleBrook will reduce the number of its sales managers and field sales representatives by about one-third, to approximately 145, and its corporate staff by approximately 20 percent. These changes will allow MiddleBrook to focus its field sales resources in territories currently generating over 80% of the prescription volume for MOXATAG® (extended-release amoxicillin) Tablets, 775 mg, preserve financial resources and potentially reduce the amount needed in a future financing.
After a one-time restructuring charge of approximately $1.9 million, MiddleBrook expects to achieve approximately $19 million in annualized savings as a result of the reduction announced today. The Company now anticipates that its total operating expenses for 2010 will range between $46 and $51 million, versus its previous guidance of operating expenses between $65 and $70 million.
On December 1, 2009, MiddleBrook received notice from The Nasdaq Stock Market (“Nasdaq”) indicating that, for 30 consecutive business days, MiddleBrook’s listed securities did not maintain a minimum bid price of $1.00 per share as required by Nasdaq Listing Rule 5450(a)(1). MiddleBrook has 180 days, or until June 1, 2010, to regain listing compliance with Nasdaq Listing Rule 5450(a)(1), which can be achieved if MiddleBrook’s common stock closes at or above $1.00 per share for a minimum of ten consecutive business days during this time. MiddleBrook’s common stock will continue to be listed on The Nasdaq Global Market during this period. In the event MiddleBrook does not regain compliance prior to expiration of the grace period, Nasdaq stated MiddleBrook will receive written notification that its securities are subject to delisting. MiddleBrook may, at that time, appeal Nasdaq’s determination to a Nasdaq Hearing Panel. Such an appeal, if granted, would stay delisting until a Panel ruling. Alternatively, MiddleBrook may choose to apply for transfer to the Nasdaq Capital Market, provided it satisfies the requirements for continued listing on that market.
MiddleBrook Pharmaceuticals Reports Inducement Grants
Under NASDAQ Marketplace Rule 4350
MiddleBrook Pharmaceuticals also announced today that on November 30, 2009, it granted options to purchase a total of 35,000 shares of MiddleBrook’s common stock to five (5) new employees as a material inducement for them to join MiddleBrook. The options were granted pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and under MiddleBrook’s New Hire Stock Incentive Plan, which was approved by MiddleBrook’s Board of Directors on September 26, 2008 and further ratified by the Company’s Compensation Committee on August 20, 2009. The options have a per share exercise price equal to the closing price of MiddleBrook’s common stock on the NASDAQ Global Market on the business day immediately preceding the grant date, a ten-year term and vesting over four years, with 25 percent of the options vesting one year from the grant date and 1/48th of the options vesting monthly thereafter. The options have a grant date of November 30, 2009.

About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on developing and commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology—PULSYS—enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook’s near-term corporate strategy includes improving dosing regimens and/or reducing frequency of dosing to enhance patient dosing convenience and compliance for antibiotics that have been used and trusted by physicians and patients for decades. MiddleBrook currently markets KEFLEX, the immediate-release brand of cephalexin, and MOXATAG —the first and only FDA-approved once-daily amoxicillin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, such as statements about the financial and operational impact of the work force reduction, the expected savings from the restructuring, and projected operating expenses. In some cases, forward-looking statements are identified by words such as “anticipate,” “expect,” “will,” “and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the failure to successfully commercialize MOXATAG; MiddleBrook’s inability to meet anticipated operating needs with revenues, existing cash and the revolving line of credit or to obtain additional financing; a further decline in market conditions; MiddleBrook’s ability to reestablish or maintain compliance with the Nasdaq continued listing requirements; MiddleBrook’s inability to manage expenses; and other risks identified in the sections titled “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor Relations/Media Contact: Faith Pomeroy-Ward 817-837-1208

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